Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VSURANCE, INC.

We hereby consent to the use in this Annual Report of VSURANCE, INC. of our report dated April 13, 2007, for the consolidated balance sheets of VSURANCE, INC. as of the period ended December 31, 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the for the period since July 20, 2005, (Inception) through December 31, 2006.

/s/ Lawrence Scharfman, CPA
Lawrence Scharfman, CPA

Boynton Beach, Florida

April 16, 2007